Exhibit 99.3

CARDTRONICS, INC.

Unaudited Pro Forma Condensed Consolidated Financial Statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements give effect to the 7-Eleven ATM Transaction and the Financing Transactions.

On June 1, 2007, we executed an asset purchase agreement which outlined the terms and conditions under which we agreed to purchase substantially all of the assets of the 7-Eleven Financial Services Business. The 7-Eleven ATM Transaction, the purchase price of which is expected to total approximately $135.0 million in cash proceeds, subject to adjustment for changes in working capital, will be funded by the sale of $125.0 million in 9 1/4% senior subordinated notes due 2013 and borrowings under our revolving credit facility, which we expect to have amended prior to the acquisition. It is our expectation that the 7-Eleven ATM Transaction and the related Financing Transactions will occur simultaneously.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2007 gives effect to the 7-Eleven ATM Transaction and the Financing Transactions as if they occurred on that date. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2006 and three months ended March 31, 2006 and 2007, give effect to the 7-Eleven ATM Transaction and the Financing Transactions as if they occurred on January 1, 2006.

The 7-Eleven ATM Transaction will be accounted for using the purchase method of accounting and, accordingly, the tangible and intangible assets acquired and liabilities assumed in such transaction will be recorded at their estimated fair values as of the related acquisition date. Because the 7-Eleven ATM Transaction has yet to occur, the purchase price allocation reflected in the accompanying pro forma condensed consolidated financial statements is considered to be preliminary. The final purchase price allocation will be dependent upon, among other things, obtaining the final valuations for the acquired assets and assumed liabilities, which we expect to have completed within one year of closing. As such, the total estimated purchase price, as outlined in note 2 to the unaudited pro forma condensed consolidated financial statements, has been allocated to the assets to be acquired and the liabilities to be assumed based on preliminary estimates of their fair values. The final valuation will be based on the actual acquired net tangible and intangible assets and liabilities that existed as of the closing date of the 7-Eleven ATM Transaction. This includes, among other things, estimations of the value of the acquired ATMs and Vcom units, which may ultimately differ significantly from the amounts shown herein.  Accordingly, any adjustments that result from the final valuation process for all of the acquired assets and assumed liabilities will change the purchase price allocation reflected herein, and thus would change the unaudited pro forma condensed consolidated financial statements reflected herein, and in particular, the depreciation and amortization expense associated with the acquired assets.

We have agreed to acquire substantially all of the assets of the 7-Eleven Financial Services Business, which operates approximately 3,500 ATMs that allow customers to carry out traditional ATM services and approximately 2,000 Vcom advanced functionality machines that, in addition to traditional ATM services, provide Vcom Services.

Historically, 7-Eleven has received upfront placement fees from third-party service providers to help fund the development and implementation efforts surrounding the Vcom Services, which have been recognized as revenues in the accompanying historical financial statements of the 7-Eleven Financial Services Business. Although we may attempt to execute similar payment arrangements with the same (or new) service providers in the future, there is no guarantee that we will be successful in doing so. Accordingly, such upfront placement fees may not occur in the future, or may occur at lower levels than those realized historically. Reference is made to note 1 in the notes to the unaudited pro forma condensed consolidated financial statements for additional information regarding the amount of upfront placement fees that have been recognized in the historical financial statements of the 7-Eleven Financial Services Business.

We currently expect to incur operating losses associated with the Vcom portion of the acquired 7-Eleven ATM portfolio within the first 12-18 months subsequent to the acquisition date. While we plan to continue to operate the Vcom units and restructure the Vcom Services to improve the underlying financial results of that portion of the acquired business, we may be unsuccessful in this effort. In the event we are not able to improve the operating results of the Vcom business and we incur cumulative losses of $10.0 million on the Vcom business (including $1.8 million in contract termination costs), our current intent is to terminate the Vcom Services and utilize the Vcom machines to provide traditional ATM services.

The unaudited pro forma condensed consolidated financial statements presented below are based on the assumptions and adjustments described in the accompanying notes. Such unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of what our financial position or results of operations would have been had the 7-Eleven ATM Transaction and the Financing Transactions been consummated on the dates indicated, nor are they necessarily indicative of what our financial position or results of operations will be in future periods. The unaudited pro forma condensed consolidated financial statements do not contain any adjustments to reflect anticipated changes in operating costs or synergies anticipated as a result of the 7-Eleven ATM Transaction. Operating results for the three months ended March 31, 2007 are not indicative of the results that may be expected for the year ending December 31, 2007. The unaudited pro forma condensed consolidated financial statements, and accompanying notes thereto, should be read in conjunction with the historical audited and unaudited financial statements, and accompanying notes thereto, of Cardtronics and the 7-Eleven Financial Services Business.

CARDTRONICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2007
(in thousands)

	Cardtronics Historical	7-Eleven Financial Services Business (See Note 1)	Pro Forma Adjustments	Notes	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$1,782	$12,113	$—		$13,895
Accounts and notes receivable, net	12,800	64,737	—		77,537
Other current assets	16,129	4,471	—		20,600
Total current assets	30,711	81,321	—		112,032
Property and equipment, net	92,890	87,103	(31,358)	2,4	148,635
Intangible assets, net	64,697	—	69,000	2	133,697
Goodwill	169,477	35,593	(21,218)	2	183,852
Other assets	5,797	—	2,456	3	8,253
Total assets	$363,572	$204,017	$18,880		$586,469
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt and capital lease obligations	$282	$1,378	$—		$1,660
Accrued expenses and other current liabilities	46,277	65,017	––	2	111,294
Total current liabilities	46,559	66,395	––		112,954
Long-term liabilities:
Long-term debt and capital lease obligations, net of current portion	262,769	1,620	140,456	2,3	404,845
Other long-term liabilities, net of current portion	19,768	10,943	3,483	4	34,194
Total liabilities	329,096	78,958	143,939		551,993
Redeemable preferred stock	76,661	—	—		76,661
Total stockholders’ equity (deficit)	(42,185)	125,059	(125,059)		(42,185)
Total liabilities and stockholders’ equity (deficit)	$363,572	$204,017	$18,880		$586,469

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CARDTRONICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006
(in thousands)

	Cardtronics Historical	7-Eleven Financial Services Business (See Note 1)	Pro Forma Adjustments	Notes	Pro Forma
Revenues:
ATM operating revenues	$280,985	$135,976	$—		$416,961
Vcom operating revenues	—	27,686	—		27,686
ATM product sales and other revenues	12,620	—	—		12,620
Total revenues	293,605	163,662	—		457,267
Cost of revenues:
Cost of ATM operating revenues	209,850	100,308	—		310,158
Cost of Vcom operating revenues	—	15,985	—		15,985
Cost of ATM product sales and other revenues	11,443	—	—		11,443
Total cost of revenues	221,293	116,293	—		337,586
Gross profit	72,312	47,369			119,681
Operating expenses:
Selling, general and administrative expenses	21,667	13,197	—		34,864
Depreciation and accretion expense	18,595	12,219	(6,148)	4	24,666
Amortization expense	11,983	3,171	6,900	4	22,054
Total operating expenses	52,245	28,587	752		81,584
Income (loss) from operations	20,067	18,782	(752)		38,097
Interest expense	25,072	520	12,214	3	37,806
Other income	(4,986)	—	—		(4,986)
Income (loss) before income taxes	(19)	18,262	(12,966)		5,277
Income tax provision (benefit)	512	7,049	(5,084)	5	2,477
Net income (loss)	(531)	11,213	(7,882)		2,800
Preferred stock accretion expense	265	—	—		265
Net income (loss) available to common stockholders	$(796)	$11,213	$(7,882)		$2,535

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CARDTRONICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2007
(in thousands)

	Cardtronics Historical	7-Eleven Financial Services Business (See Note 1)	Pro Forma Adjustments	Notes	Pro Forma
Revenues:
ATM operating revenues	$71,656	$35,195	$—		$106,851
Vcom operating revenues	—	6,326	—		6,326
ATM product sales and other revenues	2,862	—	—		2,862
Total revenues	74,518	41,521	—		116,039
Cost of revenues:
Cost of ATM operating revenues	54,736	26,162	—		80,898
Cost of Vcom operating revenues	—	4,366	—		4,366
Cost of ATM product sales and other revenues	2,797	—	—		2,797
Total cost of revenues	57,533	30,528	—		88,061
Gross profit	16,985	10,993	—		27,978
Operating expenses:
Selling, general and administrative expenses	6,444	2,346	—		8,790
Depreciation and accretion expense	6,398	4,327	(1,537)	4	9,188
Amortization expense	2,486	157	1,725	4	4,368
Total operating expenses	15,328	6,830	188		22,346
Income from operations	1,657	4,163	(188)		5,632
Interest expense	6,248	49	3,028	3	9,325
Other income	(231)	—	—		(231)
Income (loss) before income taxes	(4,360)	4,114	(3,216)		(3,462)
Income tax provision (benefit)	(973)	1,588	(1,255)	5	(640)
Net income (loss)	(3,387)	2,526	(1,961)		(2,822)
Preferred stock accretion expense	67	—	—		67
Net income (loss) available to common stockholders	$(3,454)	$2,526	$(1,961)		$(2,889)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CARDTRONICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2006
(in thousands)

	Cardtronics Historical	7-Eleven Financial Services Business (See Note 1)	Pro Forma Adjustments	Notes	Pro Forma
Revenues:
ATM operating revenues	$66,409	$28,421	$—		$94,830
Vcom operating revenues	—	7,802	—		7,802
ATM product sales and other revenues	2,732	—	—		2,732
Total revenues	69,141	36,223	—		105,364
Cost of revenues:
Cost of ATM operating revenues	50,539	22,528	—		73,067
Cost of Vcom operating revenues	—	5,091	—		5,091
Cost of ATM product sales and other revenues	2,559	—	—		2,559
Total cost of revenues	53,098	27,619	—		80,717
Gross profit	16,043	8,604	—		24,647
Operating expenses:
Selling, general and administrative expenses	4,838	3,991	—		8,829
Depreciation and accretion expense	4,217	2,135	(1,537)	4	4,815
Amortization expense	5,016	1,683	1,725	4	8,424
Total operating expenses	14,071	7,809	188		22,068
Income from operations	1,972	795	(188)		2,579
Interest expense	6,542	238	3,066	3	9,846
Other expense	189	—	—		189
Income (loss) before income taxes	(4,759)	557	(3,254)		(7,456)
Income tax provision (benefit)	(1,635)	215	(1,216)	5	(2,636)
Net income (loss)	(3,124)	342	(2,038)		(4,820)
Preferred stock accretion expense	66	—	—		66
Net income (loss) available to common stockholders	$(3,190)	$342	$(2,038)		$(4,886)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CARDTRONICS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)
     The unaudited pro forma condensed consolidated financial statements combine the historical results of Cardtronics and the 7-Eleven Financial Services Business, and assume, for purposes of the pro forma condensed consolidated statements of operations, that the 7-Eleven ATM Transaction and the Financing Transactions all occurred on January 1, 2006. For purposes of the pro forma condensed consolidated balance sheet, it is assumed that the aforementioned transactions occurred on March 31, 2007.

As discussed elsewhere, we have agreed to acquire substantially all of the assets associated with the 7-Eleven Financial Services Business, including approximately 3,500 ATMs that allow customers to carry out traditional ATM services and approximately 2,000 advanced functionality Vcom machines that offer traditional ATM services, as well as some or all of the Vcom Services.

Historically, 7-Eleven has received upfront placement fees from third-party service providers to help fund the development and implementation efforts surrounding the Vcom Services, which have been recognized as revenues in the accompanying historical financial statements of the 7-Eleven Financial Services Business. However, it is uncertain as to whether such payments will occur in the future, or, if they do, whether such payments will occur at levels consistent with those seen in the past. During the year ended December 31, 2006 and the three months ended March 31, 2006 and 2007, the 7-Eleven Financial Services Business recognized approximately $18.7 million, $4.6 million, and $4.4 million, respectively, in revenues associated with such upfront placement fees. The exclusion of such fees (which were directly attributable to providing the Vcom Services), would have resulted in lower operating results for the 7-Eleven Financial Services Business.

Excluding the majority of the upfront placement fees, the Vcom Services have historically generated operating losses, including, based upon our analysis, $6.3 million and $2.3 million for the year ended December 31, 2006 and the three months ended March 31, 2007, respectively. Despite these losses, we plan to continue to operate the Vcom units following the completion of the acquisition and restructure the Vcom Services to improve the underlying financial results of that portion of the acquired business. By continuing to provide the Vcom Services for the 12-18 months following the acquisition, we currently expect that we may incur up to $10.0 million in operating losses, including $1.8 million in contract termination costs. However, in the event we are unsuccessful in our efforts and our cumulative losses (including termination costs) reach $10.0 million, our current intent is to terminate the Vcom Services and utilize the existing Vcom machines to provide traditional ATM services. If we terminate the Vcom Services, we believe that the financial results of the acquired 7-Eleven Financial Services Business could considerably improve.

(2)
      The reported amounts reflect the financing of and the preliminary allocation of the purchase price for the 7-Eleven ATM Transaction. Such acquisition will be financed primarily through the issuance and sale of $125.0 million principal amount of 9 1/4% senior subordinated notes due 2013 and an additional $10.5 million in borrowings under our amended revolving credit facility. This amount includes approximately $2.5 million in deferred financing costs associated with the issuance of the notes and the amendment of our existing revolving credit facility. Our estimate of the total purchase price is summarized as follows (in thousands):

Total cash consideration	$135,000
Estimated working capital adjustment to be funded at closing	1,500
Estimated acquisition-related costs	1,500
Total estimated purchase price of acquisition	$138,000

   The total estimated purchase price has been allocated on a preliminary basis as follows (in thousands):

Current assets	$81,321
Property and equipment	55,745
Intangible assets:
Customer contracts and relationships	69,000
Goodwill	14,375
Current liabilities	(66,395)
Other non-current liabilities	(16,046)
Total estimated purchase price of acquisition	$138,000

The preliminary allocation of the purchase price is pending completion of certain items, including the finalization of our independent appraisal efforts related to the valuation of the tangible and intangible assets acquired, including the acquired ATMs and Vcom units and any acquired intangible assets.  As such, there may be material changes to the initial allocation reflected above as those remaining items are finalized.

(3)
      The reported amounts reflect the issuance and sale of the notes and borrowings under our amended credit facility, which will be utilized to fund the 7-Eleven ATM Transaction. The unaudited pro forma condensed consolidated statements of operations assume such debt was issued or borrowed on January 1, 2006, and the unaudited pro forma condensed consolidated balance sheet assumes such debt was issued on March 31, 2007.

The debt capitalization structure assumed to be outstanding for all periods presented in the above pro forma financial statements is as follows (in thousands):

9 1/4 senior subordinated notes (including $125.0 million contemplated in connection with the 7-Eleven ATM Transaction and an estimated $5.0 million premium; also includes $200.0 million in notes issued in 2005, net of the related discount)	$328,816	(1)
Revolving credit facility (including $10.5 million additional borrowings contemplated in connection with the 7-Eleven ATM Transaction)	72,056	(1)
Other long-term and current debt obligations	5,633
Total pro forma debt	$406,505
__________________

(1)
To the extent the proceeds from the notes differ from the estimated amount of $130.0 million, the amount of borrowings outstanding under our amended revolving credit facility will increase or decrease accordingly in order to finance the 7-Eleven ATM Transaction.

For purposes of computing the interest expense amounts associated with the above debt structure, a weighted-average rate of 8.95% has been utilized. Assuming an increase of 25 basis points in the floating borrowing rate under our revolving credit facility, pro forma interest expense would have increased by $180,000 for the year ended December 31, 2006 and $45,000 for both the three months ended March 31, 2006 and 2007.  In addition, in the event the net proceeds from the notes differ from the amount estimated and we borrow more or less under our amended revolving credit facility, pro forma interest expense will change accordingly.

The following reconciliation provides additional details behind the pro forma interest expense adjustment reflected in the accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006 (in thousands):

		Three Months Ended March 31,
	Year Ended December 31, 2006	2006	2007
Interest expense associated with senior subordinated notes ($328.8 million at an effective interest rate of 9.2%)	$30,182	$7,546	$7,546
Interest expense associated with pro forma revolving credit facility balance ($72.1 million at an effective interest rate of 7.8%)	5,620	1,405	1,405
Interest expense associated with other indebtedness, including acquired capital lease obligations	486	121	121
Amortization of deferred financing costs associated with the notes and amended revolving credit facility ($2.1 million and $0.4 million amortized on a straight-line basis over 6 years and 5 years, respectively)	422	105	105
Amortization of premium associated with the notes contemplated in connection with the 7-Eleven ATM Transaction	(833)	(208)	(208)
Amortization of deferred financing costs associated with the existing senior subordinated notes and revolving credit facility	1,929	877	356
Pro forma interest expense	37,806	9,846	9,325
Elimination of the historical interest expense of Cardtronics, Inc. and the 7-Eleven Financial Services Business	(25,592)	(6,780)	(6,297)
Pro forma interest expense adjustment	$12,214	$3,066	$3,028

Future maturities of the principal amounts of our pro forma long-term debt are as follows (in thousands):

	Total	2007	2008	2009	2010	2011	Thereafter
Long-term debt	$ 402,689	$ 1,322	$ 1,312	$ 1,300	$ 899	$ 715	$ 397,141

(4)
The reported amounts reflect the adjustments to the historical depreciation and amortization expense resulting from the effects of the preliminary purchase price allocations associated with the 7-Eleven ATM Transaction. Such amounts are, therefore, subject to change, and may change materially, once the valuation of the acquired assets and assumed liabilities is finalized and the final purchase price allocation completed.  The acquired tangible assets were assumed to have a weighted-average remaining useful life of approximately 5.0 years and are being depreciated on a straight-line basis over such period of time. The acquired intangible customer contract/relationship is estimated to have a ten year life and is being amortized over such period on a straight-line basis, consistent with our past practice.  The reported amounts also reflect the depreciation and accretion amounts related to our estimated asset retirement obligations with the acquired ATMs and Vcom units.

(5)
The reported amounts reflect the adjustments to income taxes at the statutory rates of 37.1% for our U.S. operations (34.0% federal and 3.1% state, net of federal benefit), 30.0% for our U.K. operations, and 0.0% for our Mexico operations. All current and deferred tax benefits accruing to our Mexico operations are being fully reserved for due to the uncertain future utilization of such benefits.